Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations,
Communications and Treasurer
(405) 225-4846

Sonic reports strong Second fiscal quarter results

Same-Store Sales Grow In Spite of Difficult Weather

OKLAHOMA CITY (March 24, 2014) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the second fiscal quarter ended February 28, 2014.

Key highlights of the company's second fiscal quarter included:

•

Net income per diluted share was $0.07 compared with reported net income per diluted share of $0.06 in the second fiscal quarter of 2013; excluding certain adjustments in the second fiscal quarter of 2013 as outlined below, net income per diluted share increased 40% in the second fiscal quarter of 2014;

•	System-wide same-store sales increased 1.4%, consisting of an increase of 1.5% at franchise drive-ins and an increase of 1.3% at company drive-ins;
•	Company drive-in margins improved 80 basis points; and
•	The company repurchased approximately $51 million of stock representing almost 5% of its stock outstanding as of the beginning of the quarter.

“We are very pleased with our second quarter results, especially in light of the difficult weather that impacted many of our markets.  Our solid sales and financial performance resulted from multiple system-wide initiatives such as  increased media efficiency, innovative products and layered day-part promotions.  These initiatives complement our focus on service, products and pricing,” said Cliff Hudson, Chairman,  Chief Executive Officer and President.  “During the quarter we also began to roll out our technology initiatives, as well as signed new franchise development agreements for the development of 26 new drive-ins.

“In addition to great operating results, we used existing cash and free cash flow1 to repurchase $51 million in shares at an average price of $19.14 per share, representing nearly 5% of our outstanding shares.  Since our current repurchase program began in fiscal 2012, we have repurchased more than $125 million of stock representing 17% of our outstanding shares.  We have completed these repurchases while improving our balance sheet, which reflects the strength of our franchise business model.

“We will continue to focus on our multi-layered growth strategy, which incorporates same-store sales growth, leverage from higher sales, deployment of free cash flow, increasing royalty revenues and new drive-in development

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

to build shareholder value.  We believe all of these initiatives will enable us to continue to achieve double-digit earnings per share growth in the near and long term,” concluded Mr. Hudson.

Same-Store Sales

For the second fiscal quarter ended February 28, 2014, system-wide same-store sales increased 1.4%, which was comprised of a 1.5% same-store sales increase at franchise drive-ins and an increase of 1.3% at company drive-ins.

Financial Overview

For the second fiscal quarter of 2014, the company's net income totaled $4.1 million or $0.07 per diluted share, compared with net income of $3.6 million or $0.06 per diluted share in the same period in the prior year.  Net income per diluted share was $0.05 for the second quarter of fiscal year 2013, excluding a $0.9 million tax benefit that included the retroactive reinstatement of the Work Opportunity Tax Credit (“WOTC”) and resolution of certain tax matters, as well as a $0.5 million ($0.3 million after-tax) charge from the write-off of debt origination costs associated with the $20.0 million early extinguishment of debt.  Excluding the items outlined below, net income and net income per diluted share increased 35% and 40%, respectively.

The following non-GAAP adjustments are intended to supplement the presentation of the company's financial results in accordance with GAAP.  The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company's ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Three months ended		Three months ended
	February 28, 2014		February 28, 2013
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$4,107	$0.07	$3,577	$0.06	$530	15%	$0.01	17%
After-tax loss from early extinguishment of debt	-	-	315	0.01
Retroactive tax benefit of WOTC and resolution of tax matters	-	-	(857)	(0.02)
Adjusted - Non-GAAP	$4,107	$0.07	$3,035	$0.05	$1,072	35%	$0.02	40%

For the first six months of fiscal 2014, net income totaled $12.3 million or $0.21 per diluted share compared with net income of $9.7 million or $0.17 per diluted share for the same period in 2013.  Excluding the items outlined below, net income and net income per diluted share increased 27% and 25%, respectively.

	Six months ended		Six months ended
	February 28, 2014		February 28, 2013
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$12,315	$0.21	$9,710	$0.17	$2,605	27%	$0.04	24%
Tax benefit from the IRS' acceptance of a federal tax method change	(484)	(0.01)	-	-
After-tax loss from early extinguishment of debt	-	-	315	0.01
Retroactive tax benefit of WOTC and resolution of tax matters	-	-	(743)	(0.02)
Adjusted - Non-GAAP	$11,831	$0.20	$9,282	$0.16	$2,549	27%	$0.04	25%

Company drive-in sales for the second quarter and first six months of fiscal 2014 decreased by $1.9 million and $1.8 million, respectively, compared to the same period in the prior year primarily as a result of the closure of 12 company drive-ins during the fourth fiscal quarter of 2013 and the refranchising of seven company drive-ins during the first fiscal quarter of 2014, partially offset by an increase in same-store sales.

Development

During the second fiscal quarter, six new franchise drive-ins were opened versus three new franchise drive-in openings  during the second quarter of fiscal 2013.  Fiscal year-to-date, 13 new franchise drive-ins have opened versus four drive-ins in the first half of fiscal 2013.

Fiscal Year 2014 Outlook

The company expects its initiatives to drive 14% to 15% earnings per share growth in fiscal 2014 as compared to the adjusted non-GAAP earnings per share for fiscal 2013.  The macroeconomic environment and its impact on consumer confidence, in addition to the pacing of capital investments, may impact results.  The outlook for fiscal 2014 anticipates the following elements:

•	Positive same-store sales in the low single digit range for the system;
•	Company drive-ins expected to perform above the system average in the latter half of the fiscal year as new digital point-of-purchase technology and a new point-of-sale system are implemented;
•	40 to 50 new franchise drive-in openings and fewer drive-in closings than in fiscal 2013;
•

Drive-in-level margins improving between 50 to 100 basis points, depending upon the degree of same-store sales growth at company drive-ins and the level of commodity cost inflation over the spring and summer months;

•	Selling, general and administrative expenses of $68.5 million to $69.5 million;
•	Depreciation and amortization expense of $42 million to $42.5 million;
•	Net interest expense of approximately $25 million;
•	An income tax rate between 36% to 37% over the second half of the fiscal year;
•

Capital expenditures of $70 million to $75 million, which assumes the implementation of a new point-of-sale system and digital point-of-purchase technology in company drive-ins during fiscal 2014 and construction of new and relocated drive-ins;

•	Free cash flow of approximately $15 million to $25 million; and
•	The repurchase of $80 million of stock across the fiscal year utilizing existing cash on hand and free cash flow.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET.  The conference call can be accessed live by dialing (866) 454-4208 or (913) 312-0867 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 6821037.  The replay will be available until Monday, March 31, 2014.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast.  A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC®, America's Drive-In®, is the nation's largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day.  Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program.  SONIC received top honors as America's “#1 burger quick service restaurant,” ranking in the top 5 of all brands in the 2014 Temkin Experience Ratings report.  For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit sonicdrivein.com.  Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended		Six months ended
	February 28,		February 28,
	2014	2013	2014	2013
Revenues:
Company Drive-In sales	$81,848	$83,706	$175,347	$177,162
Franchise Drive-Ins:
Franchise royalties and fees	26,582	25,996	57,803	55,916
Lease revenue	715	949	1,601	2,435
Other	596	490	1,642	1,636
Total revenues	109,741	111,141	236,393	237,149

Costs and expenses:
Company Drive-Ins:
Food and packaging	23,043	23,546	49,279	50,178
Payroll and other employee benefits	30,031	31,448	63,371	64,913
Other operating expenses, exclusive of
depreciation and amortization included below	18,437	18,811	40,244	40,787
Total cost of Company Drive-In sales	71,511	73,805	152,894	155,878

Selling, general and administrative	15,886	15,467	32,891	31,597
Depreciation and amortization	10,031	10,069	20,065	20,664
Other operating income, net	(36)	(218)	(165)	(211)
Total costs and expenses	97,392	99,123	205,685	207,928
Income from operations	12,349	12,018	30,708	29,221

Interest expense	6,384	7,448	12,767	15,123
Interest income	(144)	(168)	(261)	(309)
Loss from early extinguishment of debt	-	492	-	492
Net interest expense	6,240	7,772	12,506	15,306
Income before income taxes	6,109	4,246	18,202	13,915
Provision for income taxes	2,002	669	5,887	4,205
Net income	$4,107	$3,577	$12,315	$9,710

Basic income per share	$0.07	$0.06	$0.22	$0.17
Diluted income per share	$0.07	$0.06	$0.21	$0.17

Weighted average basic shares	55,958	55,798	56,125	56,735
Weighted average diluted shares	57,408	56,423	57,653	57,254

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Six months ended
	February 28,		February 28,
	2014	2013	2014	2013
Drive-Ins in Operation
Company:
Total at beginning of period	388	409	396	409
Opened	-	-	-	-
Sold to franchisees	-	-	(7)	-
Closed (net of re-openings)	-	(4)	(1)	(4)
Total at end of period	388	405	388	405
Franchise:
Total at beginning of period	3,129	3,140	3,126	3,147
Opened	6	3	13	4
Acquired from the company	-	-	7	-
Closed (net of re-openings)	(16)	(22)	(27)	(30)
Total at end of period	3,119	3,121	3,119	3,121
System-wide:
Total at beginning of period	3,517	3,549	3,522	3,556
Opened	6	3	13	4
Closed (net of re-openings)	(16)	(26)	(28)	(34)
Total at end of period	3,507	3,526	3,507	3,526

	Three months ended		Six months ended
	February 28,		February 28,
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$81,848	$83,706	$175,347	$177,162
Average drive-in sales	213	207	452	437
Change in same-store sales	1.3%	1.9%	1.6%	3.1%
Franchised Drive-Ins:
Total sales	$725,270	$712,934	$1,559,540	$1,527,736
Average drive-in sales	235	232	502	494
Change in same-store sales	1.5%	(0.3)%	1.8%	1.3%
System-wide:
Change in total sales	0.8%	(0.5)%	1.5%	1.6%
Average drive-in sales	$234	$229	$499	$487
Change in same-store sales	1.4%	-%	1.8%	1.5%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Six months ended
	February 28,		February 28,
	2014	2013	2014	2013
Revenues (in thousands)
Company Drive-In sales	$81,848	$83,706	$175,347	$177,162
Franchise Drive-Ins:
Franchise royalties	26,376	25,821	57,288	55,736
Franchise fees	206	175	515	180
Lease revenue	715	949	1,601	2,435
Other	596	490	1,642	1,636
Total revenues	$109,741	$111,141	$236,393	$237,149

	Three months ended		Six months ended
	February 28,		February 28,
	2014	2013	2014	2013
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	28.2%	28.1%	28.1%	28.3%
Payroll and employee benefits	36.7	37.6	36.1	36.6
Other operating expenses	22.5	22.5	23.0	23.1
Cost of Company Drive-In sales	87.4%	88.2%	87.2%	88.0%

	February 28,	August 31,
	2014	2013
Selected Balance Sheet Data	(In thousands)
Cash and cash equivalents	$35,117	$77,896
Current assets	87,784	140,722
Property, equipment and capital leases, net	415,334	399,661
Total assets	$618,623	$660,794

Current liabilities, including capital lease obligations and
long-term debt due within one year	$61,105	$72,930
Obligations under capital leases due after one year	25,020	22,458
Long-term debt due after one year	432,485	437,380
Total liabilities	572,353	583,330
Stockholders' equity	$46,270	$77,464